Commercial Metrics Overview November 7, 2019 Exhibit 99.2

Commercial Metrics Overview ZILRETTA® net sales of $21.8 million in the third quarter of 2019 We have called on almost all of our 4,600 target accounts 3,130 accounts have purchased ZILRETTA, as of September 30, 2019; up from 2,733, as of June 30, 2019 2,344 accounts have re-ordered ZILRETTA (75% of accounts that had purchased), as of September 30, 2019; up from 2,004 accounts that had re-ordered ZILRETTA (73% of accounts that had purchased) as of June 30, 2019 Note: Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy.

ZILRETTA Net Sales Quarterly Note: Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy. Accounts (physicians, clinics and certain medical centers and hospitals) subsequently purchase ZILRETTA directly from these specialty distributors and the specialty pharmacy.

Distribution of Accounts by ZILRETTA Purchases Cumulative Note: Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy. Accounts (physicians, clinics and certain medical centers and hospitals) subsequently purchase ZILRETTA directly from these specialty distributors and the specialty pharmacy.

Distribution of ZILRETTA Purchases by Accounts Cumulative Note: Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy. Accounts (physicians, clinics and certain medical centers and hospitals) subsequently purchase ZILRETTA directly from these specialty distributors and the specialty pharmacy.

ZILRETTA Purchases by New and Existing Accounts Cumulative Note: Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy. Accounts (physicians, clinics and certain medical centers and hospitals) subsequently purchase ZILRETTA directly from these specialty distributors and the specialty pharmacy.